Exhibit 21.1

Subsidiaries of Codere Online Luxembourg, S.A.

Subsidiary	Jurisdiction
Codere Online U.S. Corp.	Delaware
Servicios de Juego Online S.A.U.	Spain
Codere (Gibraltar) Marketing Services Limited	Gibraltar
Codere Israel Marketing Support Services Limited	Israel
Codere Online Operator Limited	Malta
Codere Online Management Services Limited	Malta
Codere Online Panama S.A.	Panama
Codere Online Colombia S.A.S.	Colombia
Codere Online Argentina S.A.	Argentina
Codere Online S.A.U.	Spain
Codere Scommesse S.R.L.	Italy